Exhibit 10.3

TRANSITIONAL TRADEMARK LICENSE AGREEMENT

This license agreement (this “Agreement”) is entered into and effective this      day of             , 2012 (the “Effective Date”). This Agreement is made by and between Tyco International Services Holding GmbH (“Licensor”), with a registered seat at Freier Platz 10, in 8200 Schaffhausen, Switzerland, and Tyco Flow Control International Ltd. (t/b/k/a Pentair Ltd.), a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland with an address at c/o Pentair, Inc., 5500 Wayzata Boulevard, Suite 800 Golden Valley, Minnesota 55416 (“Licensee”) (each individually a “Party” and collectively, the “Parties”) and, solely for purposes of Section 12(p) herein, Tyco International Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland (“Licensor Parent”).

WHEREAS, on September 19, 2011, Licensor announced its plan to separate the company’s businesses into three distinct, publicly traded companies (the “Transaction”). Following completion of the Transaction, Licensor will continue to be the largest global provider of fire and security products and services for commercial, industrial, governmental and retail customers worldwide, a standalone ADT North America Residential Security corporation will be formed and the existing Flow Control segment will also become a standalone company (such standalone company and its subsidiaries, the “Flow Control Business”). Licensor subsequently announced on March 28, 2012 that, immediately following the Transaction, a subsidiary of Licensee will merge with Pentair, Inc. (“Pentair”), conditional upon the Transaction taking place. Licensor’s shareholders will own approximately 52.5% and Pentair shareholders will own approximately 47.5% of Licensee;

WHEREAS, while the Flow Control Business is transitioning from the Licensed Marks to new trade names, trademarks and domain names, Licensee will need to continue to use the Licensed Marks in the Licensed Fields of Use (in each case, as defined below) for a period of time in order to continue its business uninterrupted and to exhaust all or most of its existing inventories of products and other materials bearing one or more of the Licensed Marks in a manner consistent with “phase-out” use; and

WHEREAS, pursuant to the terms of this Agreement, Licensor hereby grants and Licensee hereby receives a license to use the Licensed Marks in the Licensed Fields of Use, as set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions.

a. “Affiliate” means, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise. It is expressly agreed that no Party shall be deemed to be an Affiliate of another Party solely by reason of having one or more directors in common.

b. “Change of Control” means the consummation of any transaction or series of related transactions (i) pursuant to which Persons other than those Persons holding equity securities immediately prior to such transaction(s), become the direct or indirect, beneficial or record holders of shares or other equity interests representing more than fifty percent (50%) of the aggregate ordinary voting power of a Party; and (ii) which results in the sale or other transfer of all or substantially all of the assets of a Party.

c. “Confidential Information” means all non-public, confidential or proprietary Information concerning a Party and/or its Subsidiaries or their past, current, or future activities, businesses or operations, or that was provided to a Party by a third party in confidence, except for any Information that (i) is or becomes publicly available through no fault of the receiving Party or its subsidiaries, (ii) is lawfully acquired by such Party or its subsidiaries from other sources, (iii) is independently developed by the receiving Party, (iv) is necessary for a Party to enforce its rights under this Agreement or (v) is required to be disclosed pursuant to applicable law (including in connection with financial statements or tax returns), stock exchange rule, subpoena or legal process, provided that the receiving Party promptly notifies the disclosing Party of any such requirement, discloses no more Information than is so required and cooperates at the disclosing Party’s expense in any attempt to obtain a protective order or similar treatment.

d. “End-of-Use Date” means (i) in the event this Agreement expires at the end of the Term, the last day of the Term; or (ii) in the event this Agreement is terminated prior to the end of the Term in accordance with the provisions of Section 5 hereof, the earlier of: the last day of the Term, or the day that is thirty (30) days following the date of termination for use on promotional materials and sixty (60) days following the date of termination for use on products.

e. “Excluded Fields of Use” means the Excluded Fields of Use identified on Schedule C hereto, as it may be amended by written agreement of the parties from time to time.

f. “Field of Use” means any industry, operating segment or business field comprising a related group of goods and/or services.

g. “Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes, without limitation, acts of God, storms, floods, riots, labor unrest, pandemics, nuclear incidents, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities. Notwithstanding the foregoing, the receipt by a Party of a hostile takeover offer, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

h. “Governmental Entity” means any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

i. “Information” means information, content and data in written, oral, electronic, computerized, digital or other tangible or intangible media, including studies, reports, records, books, contracts, instruments, surveys, lists, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and other materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding, and other technical, financial, employee or business information or data, documents, correspondence, materials, product literature, files, policies, procedures and manuals.

j. “License” shall have the meaning ascribed to it in Section 2(a) hereof.

k. “Licensed Fields of Use” means the Fields of Use identified on Schedule B hereto.

l. “Licensed Marks” means the trade names, trademarks, service marks and domain names set out on Schedule A hereto, as may be amended from time to time by written agreement of the parties, and all related applications and registrations therefor, and all related common law rights therein.

m. “Marketing Materials” means all advertising and marketing materials, including but not limited to packaging, tags, labels, advertising, marketing, promotions, displays, display fixtures, instructions, technical sheets, user guides, data sheets, warranties, websites and other materials of any and all types, and in written, digital or any other format, associated with products or services within the Licensed Fields of Use that are marked with any of the Licensed Marks.

n. “Material Action” means to file any insolvency case or proceeding, to institute proceedings to have either Party be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law respecting either Party, to seek any relief for either Party under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against either Party, to file a petition seeking, or consent to, relief with respect to either Party under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for either Party or all or any of the interests of either Party herein, to make any assignment for the benefit of creditors of either Party, to admit in writing the Party’s inability to pay its debts generally as they become due, or to take action in furtherance of any of the foregoing. Notwithstanding the foregoing, the commencement of a reorganization proceeding under Chapter 11 of the Bankruptcy Code, or otherwise taking steps to reorganize or restructure that Party’s business as a going concern, shall not constitute a “Material Action.”

o. “Material Breach” shall have the meaning set forth in Section 5(a).

p. “New York Courts” shall have the meaning ascribed to it in Section 12(e) hereof.

q. “Owner” means Tyco International Services GmbH (formerly Tyco International Services AG).

r. “Person” means any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

s. “Term” shall have the meaning ascribed to it in Section 4 hereof.

t. “Territory” means the world.

2. License.

a. Subject to the terms, conditions and limitations of this Agreement, Licensor, on behalf of itself and its Affiliates, hereby grants to Licensee the non-exclusive right and license to use the Licensed Marks solely (i) in connection with the Licensed Fields of Use in the Territory during the Term; (ii) in a manner in conformity with the practices of the members of the Flow Control Business prior to the Effective Date, and (iii) in a manner that does not harm or disparage Licensor, Owner or their respective Affiliates or the reputation or goodwill of the Licensed Marks (the “License”).

b. For avoidance of doubt, no use by or through Licensee of the Licensed Marks, or any component thereof, on or in connection with physical, electronic, magnetic or other materials (including without limitation products) in existence on or prior to the Effective Date (collectively, “Pre-Existing Materials”) shall constitute a breach of this Agreement; provided, however, that in the event any Pre-Existing Material is in breach of Licensor’s obligations under that certain License Agreement between Tyco International Services GmbH (“TIS”) and Licensor dated as of June 29, 2007 (as may be amended or modified from time to time, the “JV License Agreement”), Licensor shall notify Licensee in writing, specifying in detail any changes required to cure such breach, and Licensee shall have sixty (60) days after receipt of such notice to address such changes under the procedures of Section 8.c. hereof.

c. Licensee shall permanently cease, and shall cause all sublicensees to permanently cease, all use of the Licensed Marks no later than the End-of-Use Date, and Licensee and its sublicensees shall make no use of the Licensed Marks thereafter.

d. Notwithstanding any other provision of this Agreement, Licensee is not permitted to use TYCO standing alone where “TYCO” would:

i.	Immediately precede or be followed directly by ELECTRONIC(S) or ELECTRICAL or ELECTRIC(S) (for example, use of “the TYCO electronic panel” is not permissible); or

ii.	Be followed in proximity in the same sentence or phrase by ELECTRONIC(S) or ELECTRICAL or ELECTRIC(S) unless there is a business descriptor in between (for example, use of “Tyco uses electronic panels” is not permissible, but “Tyco control systems use electronic panels” is permissible).

e. Notwithstanding and without limiting any other provision of this Agreement, Licensee is not permitted to make new uses of the mark “TYCO” alone.

f. Notwithstanding any other provision of this Agreement, Licensee is not permitted to use the Licensed Marks in connection with any Excluded Fields of Use.

3. Fees. The License is fully paid-up and accordingly no further royalty, license fee or other consideration is to be paid by the Licensee during the Term of the License in consideration for the grant of the License.

4. Term.

a. Except as set forth in Section 4(b) below, the “Term” of this Agreement shall begin on the Effective Date and shall continue for a period of two (2) years, unless earlier terminated in accordance with the provisions of Section 5 below. Throughout the Term, Licensee will diligently work to secure any known legal, governmental and regulatory approval requirements needed to cease all use of the Licensed Marks by the end of the Term.

b. Notwithstanding the provisions of Section 4(a) above, and in order to avoid misleading the public about the relationship between the Parties after the Effective Date, Licensee shall make reasonable efforts to promptly update its Marketing Materials to remove all uses of, and references to “Tyco International,” “Tyco International Company” and “Tyco International Ltd.” as a company related to or affiliated with Licensor and such uses shall cease in accordance with the below provisions:

i.	On websites controlled by Licensee or its sublicensees, including social media websites, within [ ] business days of the Effective Date of this Agreement;

ii.	On all other Marketing Materials, within six (6) months of the Effective Date of this Agreement except that Licensee shall have the right to exhaust any such Marketing Materials in use by the Flow Control Business in the six (6) months immediately before the Effective Date throughout the duration of the Term.

c. Licensee shall provide Licensor with a summary report at the End-of-Use Date, which (i) provides confirmation that all use of the Licensed Marks has ceased; and (ii) shall notify Licensor in writing of the active domain name registrations and trade name registrations, if any, containing or comprising the Licensed Marks. Licensor shall have the right to require Licensee to transfer said domain name or trade name registrations to Licensor or Owner, at Licensor’s sole cost and expense. Licensor thereafter may maintain any such transferred domain names or trade names at its sole discretion, cost and expense.

5. Termination.

a. For Material Breach. Licensor may terminate this Agreement in the event Licensee materially breaches this Agreement and fails to reasonably cure said material breach within sixty (60) days of receiving written notice from Licensor under Section 12(k), setting forth a reasonable description of the asserted material breach. Only the following acts shall constitute a material breach (“Material Breach”) of the Agreement:

i.	Any use by Licensee or its sublicensees of the Licensed Marks in any Field of Use other than the Licensed Fields of Use.

ii.	Any failure to materially comply with the obligations under Section 8 (Quality Control).

iii.	Any material failure to comply with Section 7(a).

iv.	Any assignment in violation of Section 6(a).

v.	Upon the Occurrence of a Material Action; Automatic Termination. This Agreement shall automatically terminate without the need for any other or ratifying act if and when (A) a Material Action takes place with respect to Licensee or (B) the JV License Agreement terminates for any reason; provided, however, that in the event Licensor contemporaneously or subsequently acquires, licenses or is otherwise vested with the same or substantially similar rights in the Licensed Marks in the Licensed Fields of Use, then Licensee’s rights under this Agreement shall be promptly reinstated. If Licensor becomes subject to a Material Action, Licensee may, in its sole discretion terminate this Agreement by providing written notice to Licensor of its intent to terminate.

b. No Termination for non-Material Breach. In that one objective of this License is to expeditiously but without undue expense or loss of revenue to Licensee end the use of the Licensed Marks in the Licensed Fields of Use by the end of the Term, without limiting the Parties’ rights under Section 12(f), only the events identified in Section 5(a) shall be grounds for Licensor to terminate this Agreement prior to the end of the Term. For all other breaches of this Agreement (each a “non-Material Breach”), Licensee must make commercially reasonable efforts to correct such non-Material Breach within sixty (60) days of receiving written notice from Licensor under Section 12(k), setting forth a reasonable description of the asserted breach. The Parties agree that the mutual covenants and considerations of this Agreement shall not prejudice the Parties’ respective rights to recover damages for any Material Breach of this Agreement.

c. Effect of Expiration or Termination. Upon expiration or termination of this Agreement and the rights granted hereby, Licensee shall end all use of the Licensed Marks no later than the End-of-Use Date. Until the End-of-Use Date, Licensee shall comply with all provisions of this Agreement, including but not limited to its obligations under Section 8 hereof. After the End-of-Use Date, the Licensee shall have no further right to use any of the Licensed Marks.

d. No Goodwill Redundancy upon Termination.

i.	Any and all goodwill which accrues or which has accrued as a consequence of the implementation of this Agreement has accrued and shall accrue for the benefit of Licensor. Consequently, upon the proper termination of this Agreement, Licensee shall not acquire any right not expressly mentioned herein and in particular shall not be entitled to receive from Licensor any kind of compensation, redundancy fee or whatever payment on the basis of any goodwill which might have arisen out of the implementation of this Agreement.

ii.	In case the Licensee has prior to the date of execution of this Agreement already conducted any activity or task within the framework of this Agreement, Licensee acknowledges and agrees that all such use has been under the control of Licensor.

6. Assignment; Sublicensing.

a. This Agreement remains personal to Licensee and may not be assigned or transferred by Licensee without Licensor’s prior written consent in its sole discretion. For purposes of this Section 6(a), an assignment shall include a Change of Control, merger, reorganization (in bankruptcy or otherwise), assumption in bankruptcy or equity and asset sale, regardless of whether such transaction is considered an “assignment” under governing law.

b. Sublicensing.

i.	Subject to Section 6(b)(iii), Licensee may grant a sublicense of its rights under this Agreement to use the Licensed Marks for the Licensed Fields of Use to a current Affiliate in connection with the furtherance of Licensee’s or such Affiliate’s operations.

ii.	Subject to Section 6(b)(iii), if at any time Licensee divests any part of its business that is part of the Flow Control Business to any Person that is not a Member’s Direct

Competitor, Licensee may sublicense that Person to use the Licensed Marks for the Licensed Fields of Use, provided that any such sublicense must require that that Person discontinue all use of the Licensed Marks no later than the End-of-Use Date. For purposes of this Section 6(b)ii:

(1)	“Direct Competitor” means any Person, alone or together with its Affiliates under common ultimate operational management, (A) that offers Competitive Goods and Services, (B) that derives consolidated gross revenues from Competitive Goods and Services in excess of $750,000,000 (seven hundred and fifty million US dollars) and (C) for whom sales of Competitive Goods and Services represent more than twenty percent (20%) of total consolidated revenues; provided, however, that a Person shall not be considered a Direct Competitor of a Member unless the goods and services of such Member and its Affiliates that meet the same buyer or customer needs as the goods or services of such other Person account for more than $750,000,000 (seven hundred and fifty million US dollars) in consolidated gross revenues of such Member and its Affiliates.

(2)	“Competitive Goods and Services” means goods and/or services that meet the same buyer or customer needs as one or more goods and/or services offered by a Member or any of its Affiliates.

(3)	“Members” means Tyco Electronics Services GmbH (“Electronics”), TIS and Licensor, including their respective successors and assigns that are admitted as Members of TIS under the Agreement between Members of Tyco International Services GmbH, among Electronics, Licensor, TIS and Halsey Group S.A.R.L. dated as of January 15, 2007.

iii.	In the event that Licensee grants a sublicense permitted under Section 6(b)(i) after the date hereof, such sublicense shall be in writing and require the sublicensee to comply with all terms of this Agreement, to include but not be limited to Section 4 (Term), Section 5 (Termination), and Section 8 (Quality Control). Licensee shall be liable for and hereby expressly accepts liability for any breach of this Agreement by sublicensees to whom it granted a sublicense after the Effective Date or breach of such sublicense agreement. All such sublicenses shall automatically terminate (A) upon expiration or termination of this Agreement; and (B) in the event any sublicensee is divested from Licensee.

c. Acknowledgement. Licensee acknowledges and agrees that: (i) this Agreement is in the nature of a personal service arrangement; (ii) under applicable trademark law, the Licensor would be excused from accepting performance from or rendering service to an assignee of the contract; and (iii) any restrictions on assignment under this Agreement are valid and enforceable under Bankruptcy Code Section 365(c)(1).

d. Any purported transaction in violation of this Section 6 shall be null and void ab initio and of no force and effect. In the event of a permitted assignment, this Agreement shall be binding upon and inure to the benefit of the Parties and its respective permitted successors and assigns.

7. Intellectual Property Rights.

a. Ownership. Owner and its Affiliate is, and the Parties agree and acknowledge that Owner and its Affiliate is, the sole and exclusive owner of all right, title and interest in the Licensed Marks and all the goodwill associated therewith. Licensor and its Affiliates have the right to enter this Agreement and grant the license herein. Licensee understands, accepts and agrees that its usage of the Licensed Marks, including all goodwill in Licensed Marks shall inure solely to the benefit of Owner and its Affiliates. Nothing in this Agreement shall be construed as granting to Licensee any rights, title or interests in or to the Licensed Marks, other than the rights granted hereby to use the Licensed Marks in accordance with this Agreement. The Licensee shall not apply to register the Licensed Marks or any trade names, domain names, trademarks or service marks that contain the Licensed Marks or are confusingly similar to or dilutive of the Licensed Marks. After the expiration or termination of the Agreement, Licensee shall not use, register, apply to register or cooperate in any use, application to register or registration of the Licensed Marks or any trade names, trademarks or service marks that contain the Licensed Marks or are confusingly similar to or dilutive of the Licensed Marks. Licensee shall not, during the Term or thereafter, attack Owner’s or its Affiliates’ title to or in the Licensed Marks, the validity of the Licensed Marks, or any registration thereof, or oppose any effort by Owner or its Affiliates to register any of the Licensed Marks or any confusingly similar variations or formatives thereof anywhere in the world.

b. Maintenance and Procurement of Trademark Registrations. Licensor shall be responsible in its sole discretion for all procurement and maintenance of the Licensed Marks. Licensor, its Affiliate or Owner, as applicable, shall renew all Licensed Marks in the Licensed Fields of Use in their sole discretion. In the event that Licensor elects not to renew any Licensed Mark in the Licensed Fields of Use, Licensor will provide Licensee no less than ninety (90) days’ written notice of its intention not to renew, and the cost of renewal, and Licensee shall have the right, but not the obligation, to instruct Licensor to renew, and Licensor shall renew at Licensee’s expense. Licensor shall be the sole and exclusive Party entitled to procure and/or register the Licensed Marks.

c. Enforcement.

i.	Licensee shall inform Licensor of any infringement of the Licensed Marks that comes to its attention at any time during the Term; such information shall also state whether such infringement is regarded as material.

ii.	Licensor shall, in its sole discretion and at its sole expense, have the exclusive right to sue in its own name for any infringement of the Licensed Marks or take any other enforcement action it deems necessary or appropriate under the circumstances.

d. Maintenance of Domain Names and Trade Names.

i.	During the Term, Licensee shall be responsible, at Licensee’s sole cost and expense, for management and maintenance of all trade names and domain names that contain or comprise the Licensed Marks, on behalf of and for the benefit of Licensor and which are listed on Schedule D hereto (which shall promptly be amended by written agreement of the parties upon actual notice of any additional trade names or domain names that contain or comprise the Licensed Marks). In the event that Licensee decides not to renew a domain name or trade name listed on Schedule D, it shall notify Licensor in writing no later than ninety (90) days prior to expiration of the registration for said domain name or trade name. Licensor shall have the right to require Licensee to transfer said domain name or trade name registration to Licensor or Owner, at Licensor’s sole cost and expense. Licensor thereafter shall maintain any such transferred domain names or trade names at its sole discretion, cost and expense.

ii.	Licensee shall not procure any new domain names containing the Licensed Marks.

8. Quality Control.

a. Licensee acknowledges that the Licensed Marks are extremely valuable and must continue to be associated only with high-quality goods and services in order to maintain their value.

b. Product Quality. Licensee shall only use the Licensed Marks in connection with high-quality goods that comply with all applicable laws and regulations in the jurisdictions in which such goods are manufactured, sold or distributed. Any Licensee products manufactured, sold or distributed under the Licensed Marks must be of substantially the same quality as relevant products sold by the Flow Control Business as of the Effective Date to comply with the quality standards of this Agreement. Licensee agrees to cooperate and comply with all such reasonable quality control measures requested by

Licensor consistent with the terms of this Agreement, including rights to inspect plants, facilities, goods or other products bearing or associated with the Licensed Marks to monitor product quality within normal business hours at Licensor’s expense.

c. Suspension. Without prejudice to the Licensor’s right to terminate pursuant to Section 5 of this Agreement, the right to use the Licensed Marks shall be suspended in relation to any product not complying with Section 8(b) above, until such time as Licensee has cured such non-compliance. In the event Licensor suspends Licensee’s rights to use the Licensed Marks in relation to any such product, Licensor will evaluate all submissions evidencing correction of the identified quality control failure within a commercially reasonable period, not to exceed thirty (30) business days from of receipt from Licensee. Failure to provide written notice during such time period of rejection of such evidence of correction, specifying in detail the grounds of the rejection, shall be deemed acceptance of the cure and shall automatically cure any breach and lift the suspension.

d. Use of Licensed Marks. Licensee shall use the Licensed Marks in accordance with appropriate standards and good practice for trademark use; each use by the Flow Control Business on the Effective Date shall be deemed to meet the appropriate standards of this Section 8. Upon Licensor’s reasonable request, Licensee will submit samples of its Marketing Materials bearing the Licensed Marks and/or goods manufactured, sold or distributed under the Licensed Marks to Licensor, at Licensor’s expense.

e. Keyword Advertising. Licensee shall not enter into any agreements relating to the placement of paid listings for “keyword” or similar website searches, or use metatags or similar methods to increase the rankings for its own websites by Internet search engines (or similar future devices and activities), in each case that consist of the Licensed Marks either alone or in combination with other words or phrases unless such agreements will terminate no later than six (6) months prior to the end of the Term.

f. Social Media. Except as used by the Flow Control Business in the six (6) months immediately before the Effective Date, and subject to Section 2.b. hereof, Licensee and its sublicensees shall not use the Licensed Marks in any social media channels, including Facebook, YouTube, and Twitter.

9. Confidentiality.

a. During the course of performance of this Agreement, a Party may disclose to the other Party certain Confidential Information. Each Party shall hold such Confidential Information in confidence and shall take reasonable measures to protect it from public disclosure, such measures in no event to be less than the highest degree of care taken by each Party to protect its own Confidential Information at a comparable level of protection for similar types of Confidential Information. Neither Party shall disclose the other Party’s Confidential Information in violation of this Agreement, and shall use it solely for the purpose of securing its rights and performing its obligations under this Agreement. At the conclusion of this Agreement, the receiving Party shall either return to the disclosing Party any Confidential Information of the other Party in its possession (including all copies thereof or materials based on or incorporating such Confidential Information) or shall, at the disclosing Party’s direction, destroy such Confidential Information and certify as to such destruction to the disclosing Party; provided, however, that the receiving Party shall be allowed to retain one copy of the Confidential Information for archival purposes only.

b. Notwithstanding anything set forth herein to the contrary, either Party may disclose the other Party’s Confidential Information upon the order of any competent court or government agency, or as required by applicable law or regulation or the rules and requirements of any exchange on which a Party has its securities listed; provided, however, that prior to any such disclosure, if permitted by law or otherwise reasonably practicable, the receiving Party shall provide the disclosing Party with reasonable notice of such order or requirement, and the opportunity to obtain protective relief. Licensor shall be permitted to disclose Licensee’s Confidential Information, as reasonably necessary and subject to a written confidentiality agreement with any such party, with protections equal to or greater than those in this Agreement, to its agents, legal representatives, and other third parties as required to prosecute or otherwise obtain, register, maintain and enforce the Licensed Marks.

10. Indemnification. Each party (the “Breaching Party”) agrees for itself and its Affiliates, sublicensees, employees, agents, customers, successors and assigns, to indemnify and hold harmless the other party, its Affiliates, successors, legal representatives, assigns and licensees, and their respective officers, agents and employees, from and against all claims, counterclaims, demands, liabilities, suits, actions, judgments, losses, costs and expenses (including all reasonable expenses and attorneys’ fees, in connection therewith) for any loss, damage, injury or other casualty of whatsoever kind, or by whomsoever caused (irrespective of negligence or fault, whether sole, concurrent, active, passive, comparative, strict, contractual or vicarious of Licensor) (collectively, “Damages”) arising from material breaches of this Agreement by the Breaching Party.

11. Insurance. As of the Effective Date of this Agreement, Licensee shall maintain, during the term of this Agreement, with insurance companies with a Best’s rating of A- or above commercial general liability insurance in the amount of at least $3,000,000 (combined single limit per occurrence) with a broad form property damage liability coverage. This insurance shall include broad form blanket contractual liability, personal injury liability, bodily injury liability, advertising liability, products and completed operations liability coverage. Each coverage shall be written on an “occurrence” form.

12. Miscellaneous.

a. No Relationship Created. Nothing contained in this Agreement shall be deemed or construed to create any partnership or joint venture between Licensor and Licensee, nor shall the execution, completion and implementation of this Agreement confer on either Party any power to bind or impose any obligations on the other Party or any third parties or to pledge the credit of the other Party.

b. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and each of their respective successors and permitted assigns.

c. Recordal of Licenses. Licensee shall be entitled to record (i) a “short form” of this Agreement or a form of this Agreement redacting Confidential Information (for clarity, all information listed on the Schedules hereto shall be considered Confidential Information and, unless otherwise agreed, shall not be filed in connection with such short form or redacted agreement, except as redacted to list only the relevant Licensed Marks listed on Schedule A as necessary for each recordal), but not this Agreement in its entirety, in those jurisdictions requiring such a recordal; and/or (ii) enter Licensee as a registered or authorized user of the Licensed Marks in those jurisdictions requiring such a recordal. Licensee shall bear all costs related to such a recordal, and Licensor shall promptly provide all commercially reasonable support necessary to effect such recordal of this Agreement.

d. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

e. Consent to Jurisdiction. Each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, or (b) the United States District Court for the Southern District of New York (the “New York Courts”), for the purposes of any suit, action or other proceeding arising out of or relating this Agreement and to the non-exclusive jurisdiction of the New York Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the New York Courts with respect to any matters to which it has submitted to jurisdiction in this Section 12(e). Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the New York Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

f. Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

g. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS

AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(g).

h. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

i. Force Majeure. Neither Party (nor any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other Party of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

j. Interpretation. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

k. Notices. All notices, requests or other communications required or given in connection with this Agreement shall be in writing and shall be deemed given or made on the date hand-delivered by one Party to the other or the date received by registered, certified or express mail by the Party giving the same to the other Party at the address set forth above, or such other addresses as shall have been given by written notice.

l. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

m. Title and Headings. Headings of the Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever.

n. Official Language. The official language of this Agreement shall be English. In the event of any differences between the English version of this Agreement and any translation, the provisions of the English version shall prevail.

o. Entire Agreement. This Agreement and the Schedule attached hereto and incorporated by reference and the Separation and Distribution Agreement, dated as of March 27, 2012, by and among Licensor, Licensee and The ADT Corporation constitute the entire agreement between the Parties related to its subject matter and supersede all prior agreements and understandings between the Parties related to its subject matter. No provision of this Agreement may be modified, amended or waived except by a written agreement between the Parties entered into after the date of this Agreement’s execution.

p. Licensor Parent Guaranty. Licensor Parent hereby unconditionally and irrevocably guarantees to Licensee the performance in full by Licensor and its Affiliates of their obligations under this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

TYCO INTERNATIONAL	TYCO FLOW CONTROL
SERVICES HOLDING GMBH	INTERNATIONAL LTD.

Name:	Name:

Title:	Title:

Solely for purposes of Section 12(p) herein, TYCO INTERNATIONAL LTD.

Name:

Title:

TRANSITIONAL TRADEMARK LICENSE AGREEMENT

This license agreement (this “Agreement”) is entered into and effective this     day of             , 2012 (the “Effective Date”). This Agreement is made by and between Grinnell, LLC (“Licensor”), a Delaware limited liability company with a registered address at 1501 Yamato Road, Boca Raton, Florida 33431, and Tyco Flow Control International Ltd. (t/b/k/a Pentair Ltd.), a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland with an address at c/o Pentair, Inc., 5500 Wayzata Boulevard, Suite 800 Golden Valley, Minnesota 55416 (“Licensee”) (each individually a “Party” and collectively, the “Parties”) and, solely for purposes of Section 12(p) herein, Tyco International Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland (“Licensor Parent”).

WHEREAS, on September 19, 2011, Licensor announced its plan to separate the company’s businesses into three distinct, publicly traded companies (the “Transaction”). Following completion of the Transaction, Licensor will continue to be the largest global provider of fire and security products and services for commercial, industrial, governmental and retail customers worldwide, a standalone ADT North America Residential Security corporation will be formed and the existing Flow Control segment will also become a standalone company (such standalone company and its subsidiaries, the “Flow Control Business”). Licensor subsequently announced on March 28, 2012 that, immediately following the Transaction, a subsidiary of Licensee will merge with Pentair, Inc. (“Pentair”), conditional upon the Transaction taking place. Licensor’s shareholders will own approximately 52.5% and Pentair shareholders will own approximately 47.5% of Licensee;

WHEREAS, while the Flow Control Business is transitioning from the Licensed Marks to new trade names, trademarks and domain names, Licensee will need to continue to use the Licensed Marks in the Licensed Field of Use (in each case, as defined below) for a period of time in order to continue its business uninterrupted and to exhaust all or most of its existing inventories of products and other materials bearing one or more of the Licensed Marks in a manner consistent with “phase-out” use; and

WHEREAS, pursuant to the terms of this Agreement, Licensor hereby grants and Licensee and its Affiliates hereby receive a license to use the Licensed Marks in the Licensed Field of Use, as set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions.

a. “Affiliate” means, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise. It is expressly agreed that no Party shall be deemed to be an Affiliate of another Party solely by reason of having one or more directors in common.

b. “Change of Control” means the consummation of any transaction or series of related transactions (i) pursuant to which Persons other than those Persons or their Affiliates holding equity securities immediately prior to such transaction(s), become the direct or indirect, beneficial or record holders of shares or other equity interests representing more than fifty percent (50%) of the aggregate ordinary voting power of a Party; and (ii) which results in the sale or other transfer of all or substantially all of the assets of a Party other than to an Affiliate of such Party.

c. “Confidential Information” means all non-public, confidential or proprietary Information concerning a Party and/or its Subsidiaries or their past, current, or future activities, businesses or operations, or that was provided to a Party by a third party in confidence, except for any Information that (i) is or becomes publicly available through no fault of the receiving Party or its subsidiaries, (ii) is lawfully acquired by such Party or its subsidiaries from other sources, (iii) is independently developed by the receiving Party, (iv) is necessary for a Party to enforce its rights under this Agreement or (v) is required to be disclosed pursuant to applicable law (including in connection with financial statements or tax returns), stock exchange rule, subpoena or legal process, provided that the receiving Party promptly notifies the disclosing Party of any such requirement, discloses no more Information than is so required and cooperates at the disclosing Party’s expense in any attempt to obtain a protective order or similar treatment.

d. “End-of-Use Date” means (i) in the event this Agreement expires at the end of the Term, the last day of the Term; or (ii) in the event this Agreement is terminated prior to the end of the Term in accordance with the provisions of Section 5 hereof, the earlier of: the last day of the Term, or the day that is thirty (30) days following the date of termination for use on promotional materials and sixty (60) days following the date of termination for use on products.

e. “Field of Use” means any industry, operating segment or business field comprising a related group of goods and/or services.

f. “Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes, without limitation, acts of God, storms, floods, riots, labor unrest, pandemics, nuclear incidents, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities. Notwithstanding the foregoing, the receipt by a Party of a hostile takeover offer, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

g. “Governmental Entity” means any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

h. “Information” means information, content and data in written, oral, electronic, computerized, digital or other tangible or intangible media, including studies, reports, records, books, contracts, instruments, surveys, lists, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and other materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding, and other technical, financial, employee or business information or data, documents, correspondence, materials, product literature, files, policies, procedures and manuals.

i. “License” shall have the meaning ascribed to it in Section 2(a) hereof.

j. “Licensed Field of Use” means the manufacturing, marketing, sale and servicing of the butterfly valves, check valves and actuators which were sold or provided by the Flow Control Business under the Licensed Marks in the six (6) months immediately prior to and including the Effective Date (excluding the marketing or sale of such products for use in fire protection systems and security systems).

k. “Licensed Marks” means the trade names, trademarks, service marks and domain names set out on Schedule A hereto, as may be amended from time to time by written agreement of the parties, and all related applications and registrations therefor, and all related common law rights therein.

l. “Marketing Materials” means all advertising and marketing materials, including but not limited to packaging, tags, labels, advertising, marketing, promotions, displays, display fixtures, instructions, technical sheets, user guides, data sheets, warranties, websites and other materials of any and all types, and in written, digital or any other format, associated with products or services within the Licensed Field of Use that are marked with any of the Licensed Marks.

m. “Material Action” means to file any insolvency case or proceeding, to institute proceedings to have either Party be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law respecting either Party, to seek any relief for either Party under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against either Party, to file a petition seeking, or consent to, relief with respect to either Party under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for either Party or all or any of the interests of either Party herein, to make any assignment for the benefit of creditors of either Party, to admit in writing the Party’s inability to pay its debts generally as they become due, or to take action in furtherance of any of the foregoing. Notwithstanding the foregoing, the commencement of a reorganization proceeding under Chapter 11 of the Bankruptcy Code, or otherwise taking steps to reorganize or restructure that Party’s business as a going concern, shall not constitute a “Material Action.”

n. “Material Breach” shall have the meaning set forth in Section 5(a).

o. “New York Courts” shall have the meaning ascribed to it in Section 12(e) hereof.

p. “Person” means any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

q. “Term” shall have the meaning ascribed to it in Section 4 hereof.

r. “Territory” means the world.

2. License.

a. Subject to the terms, conditions and limitations of this Agreement, Licensor, on behalf of itself and its Affiliates, hereby grants to Licensee and all of its Affiliates the non-exclusive right and license to use the Licensed Marks solely (i) in connection with the Licensed Field of Use in the Territory during the Term; and (ii) in a manner in conformity with the practices of the members of the Flow Control Business prior to the Effective Date (the “License”).

b. For avoidance of doubt, no use by or through Licensee of the Licensed Marks, or any component thereof, on or in connection with physical, electronic, magnetic or other materials (including without limitation products) in existence on or prior to the Effective Date (collectively, “Pre-Existing Materials”) shall constitute a breach of this Agreement.

c. Licensee and its Affiliates shall permanently cease all use of the Licensed Marks no later than the End-of-Use Date, and Licensee and its Affiliates shall make no use of the Licensed Marks thereafter, except for any fair use under applicable trademark law, or as is otherwise required or permitted by law.

3. Fees. The License is fully paid-up and accordingly no further royalty, license fee or other consideration is to be paid by the Licensee or its Affiliates during the Term of the License in consideration for the grant of the License.

4. Term.

a. The “Term” of this Agreement shall begin on the Effective Date and shall continue for a period of five (5) years, unless earlier terminated in accordance with the provisions of Section 5 below. Throughout the Term, Licensee and its Affiliates will diligently work to secure any known legal, governmental and regulatory approval requirements needed to cease all use of the Licensed Marks by the end of the Term.

b. Licensee and its Affiliates shall provide Licensor with a summary report at the end of the End-of-Use Date, which (i) provides confirmation that all use of the Licensed Marks has ceased and (ii) shall notify Licensor in writing of the active domain name registrations and trade name registrations, if any, containing or comprising the Licensed Marks. Licensor shall have the right to require Licensee or its applicable Affiliate to transfer said domain name or trade name registrations to Licensor, at Licensor’s sole cost and expense. Licensor thereafter may maintain any such transferred domain names or trade names at its sole discretion, cost and expense.

5. Termination.

a. For Material Breach. Licensor may terminate this Agreement in the event Licensee or its Affiliate materially breaches this Agreement and fails to reasonably cure said material breach within sixty (60) days of receiving written notice from Licensor under Section 12(k), setting forth a reasonable description of the asserted material breach. Only the following acts shall constitute a material breach (“Material Breach”) of the Agreement:

i.	Any use by Licensee or its Affiliates of the Licensed Marks in any Field of Use other than the Licensed Field of Use.

ii.	Any failure to materially comply with the obligations under Section 8 (Quality Control).

iii.	Any material failure to comply with Section 7(a).

iv.	Any assignment in violation of Section 6(a).

v.	Upon the Occurrence of a Material Action. This Agreement shall automatically terminate without the need for any other or ratifying act if and when a Material Action takes place with respect to Licensee, or, if a Material Action takes place with respect to Licensee’s Affiliate, this Agreement shall automatically terminate with respect to such Affiliate. If Licensor becomes subject to a Material Action, Licensee may, in its sole discretion terminate this Agreement by providing written notice to Licensor of its intent to terminate.

b. No Termination for non-Material Breach. In that one objective of this License is to expeditiously but without undue expense or loss of revenue to Licensee end the use of the Licensed Marks in the Licensed Field of Use by the end of the Term, without limiting the Parties’ rights under Section 12(f), only the events identified in Section 5(a) shall be grounds for Licensor to terminate this Agreement prior to the end of the Term. For all other breaches of this Agreement (each a “non-Material Breach”), Licensee and its Affiliates must make commercially reasonable efforts to correct such non-Material Breach within sixty (60) days of receiving written notice from Licensor under Section 12(k), setting forth a reasonable description of the asserted breach. The Parties agree that the mutual covenants and considerations of this Agreement shall not prejudice the Parties’ respective rights to recover damages for any Material Breach of this Agreement.

c. Effect of Expiration or Termination. Upon expiration or termination of this Agreement and the rights granted hereby, Licensee and its Affiliates shall end all use of the Licensed Marks no later than the End-of-Use Date. Until the End-of-Use Date, Licensee and its Affiliates shall comply with all provisions of this Agreement, including but not limited to its obligations under Section 8 hereof. After the End-of-Use Date, the Licensee and its Affiliates shall have no further right to use any of the Licensed Marks.

d. No Goodwill Redundancy upon Termination.

i.	Any and all goodwill which accrues or which has accrued as a consequence of the implementation of this Agreement has accrued and shall accrue for the benefit of Licensor. Consequently, upon the proper termination of this Agreement, Licensee and its Affiliates shall not acquire any right not expressly mentioned herein and in particular shall not be entitled to receive from Licensor any kind of compensation, redundancy fee or whatever payment on the basis of any goodwill which might have arisen out of the implementation of this Agreement.

ii.	In case the Licensee or its Affiliates have prior to the date of execution of this Agreement already conducted any activity or task within the framework of this Agreement, Licensee and its Affiliates acknowledge and agree that all such use has been under the control of Licensor.

6. Assignment.

a. This Agreement remains personal to Licensee and its Affiliates and may not be assigned or transferred by Licensee or its Affiliates without Licensor’s prior written consent in its sole discretion, except for any assignments or transfers to any Affiliate(s) of Licensee. For purposes of this Section 6(a), an assignment shall include a Change of Control, merger, reorganization (in bankruptcy or otherwise), assumption in bankruptcy or equity and asset sale, regardless of whether such transaction is considered an “assignment” under governing law.

b. Acknowledgement. Licensee and its Affiliates acknowledge and agree that: (i) this Agreement is in the nature of a personal service arrangement; (ii) under applicable trademark law, the Licensor would be excused from accepting performance from or rendering service to an assignee of the contract; and (iii) any restrictions on assignment under this Agreement are valid and enforceable under Bankruptcy Code Section 365(c)(1).

c. Any purported transaction in violation of this Section 6 shall be null and void ab initio and of no force and effect. In the event of a permitted assignment, this Agreement shall be binding upon and inure to the benefit of the Parties and its respective permitted successors and assigns.

7. Intellectual Property Rights.

a. Ownership. Licensor or its Affiliate is, and the Parties agree and acknowledge that Licensor or its Affiliate is, the sole and exclusive owner of all right, title and interest in the Licensed Marks and all the goodwill associated therewith. Licensor and its Affiliates have the right to enter this Agreement and grant the license herein. Licensee understands, accepts and agrees that its usage of the Licensed Marks, including all goodwill in Licensed Marks shall inure solely to the benefit of Licensor and its Affiliates. Nothing in this Agreement shall be construed as granting to Licensee or its Affiliates any rights, title or interests in or to the Licensed Marks, other than the rights granted hereby to use the Licensed Marks in accordance with this Agreement. The Licensee and its Affiliates shall not apply to register the Licensed Marks or any trade names, domain names, trademarks or service marks that contain the Licensed Marks or are confusingly similar to or dilutive of the Licensed Marks. After the expiration or termination of the Agreement, Licensee and its Affiliates shall not use, register, apply to register or cooperate in any use, application to register or registration of the Licensed Marks or any trade names, trademarks or service marks that contain the Licensed Marks or are confusingly similar to or dilutive of the Licensed Marks. Licensee and its Affiliates shall not, during the Term or thereafter, attack Licensor’s or its Affiliates’ title to or in the Licensed Marks, the validity of the Licensed Marks, or any registration thereof, or oppose any effort by Licensor or its Affiliates to register any of the Licensed Marks or any confusingly similar variations or formatives thereof anywhere in the world.

b. Maintenance and Procurement of Trademark Registrations. Licensor shall be responsible in its sole discretion for all procurement and maintenance of the Licensed Marks. Licensor or its Affiliates, as applicable, shall renew all Licensed Marks in the Licensed Field of Use in their sole discretion. In the event that Licensor elects not to renew any Licensed Mark in the Licensed Field of Use, Licensor will provide Licensee no less than ninety (90) days’ written notice of its intention not to renew, and the cost of renewal, and Licensee shall have the right, but not the obligation, to instruct Licensor to renew, and Licensor shall renew at Licensee’s expense. Licensor shall be the sole and exclusive Party entitled to procure and/or register the Licensed Marks. Licensor shall be the sole and exclusive Party entitled to procure and/or register the Licensed Marks.

c. Enforcement.

i.	Licensee shall inform Licensor of any infringement of the Licensed Marks that comes to its attention at any time during the Term; such information shall also state whether such infringement is regarded as material.

ii.	Licensor shall, in its sole discretion and at its sole expense, have the exclusive right to sue in its own name for any infringement of the Licensed Marks or take any other enforcement action it deems necessary or appropriate under the circumstances.

d. Maintenance of Domain Names and Trade Names.

i.	During the Term, Licensee shall be responsible, at Licensee’s sole cost and expense, for management and maintenance of all trade names and domain names that contain or comprise the Licensed Marks, on behalf of and for the benefit of Licensor and which are listed on Schedule A hereto (which shall promptly be amended by written agreement of the parties upon actual notice of any additional trade names or domain names that contain or comprise the Licensed Marks). In the event that Licensee decides not to renew a domain name or trade name listed on Schedule A, it shall notify Licensor in writing no later than ninety (90) days prior to expiration of the registration for said domain name or trade name. Licensor shall have the right to require Licensee to transfer said domain name or trade name registration to Licensor or Owner, at Licensor’s sole cost and expense. Licensor thereafter shall maintain any such transferred domain names or trade names at its sole discretion, cost and expense.

ii.	Licensee and its Affiliates shall not procure any new domain names containing the Licensed Marks.

8. Quality Control.

a. Licensee and its Affiliates acknowledges that the Licensed Marks are valuable and must continue to be associated only with goods and services in keeping with Product Quality as specified in Section 8.b herein, in order to maintain their value.

b. Product Quality. Licensee and its Affiliates shall only use the Licensed Marks in connection with goods that comply with all applicable laws and regulations in the jurisdictions in which such goods are manufactured, sold or distributed. Any Licensee products manufactured, sold or distributed by or for Licensee or its Affiliates under the Licensed Marks must be of substantially the same quality as relevant products sold by the Flow Control Business as of the Effective Date to comply with the quality standards of this Agreement. Licensee and its Affiliates agree to cooperate and comply with all such reasonable quality control measures requested by Licensor consistent with the terms of this Agreement, including reasonable rights, to be exercised no more than once annually, except as necessary to cure a confirmed breach under Section 5.a.ii., to inspect plants, facilities, goods or other products bearing or associated with the Licensed Marks for the sole purpose to monitor product quality within normal business hours at Licensor’s expense and subject to the confidentiality provisions herein.

c. Suspension. Without prejudice to the Licensor’s right to terminate pursuant to Section 5 of this Agreement, the right to use the Licensed Marks shall be suspended in relation to any product not complying with Section 8(b) above, until such time as Licensee has cured such non-compliance. In the event Licensor suspends Licensee’s or its Affiliate’s rights to use the Licensed Marks in relation to any such product, Licensor will evaluate all submissions evidencing correction of the identified quality control failure within a commercially reasonable period, not to exceed thirty (30) business days from of receipt from Licensee or such Affiliate. Failure to provide written notice during such time period of rejection of such evidence of correction, specifying in detail the grounds of the rejection, shall be deemed acceptance of the cure and shall automatically cure any breach and lift the suspension.

d. Use of Licensed Marks. Licensee and its Affiliates shall use the Licensed Marks in accordance with appropriate standards and good practice for trademark use; each use substantially similar to use by the Flow Control Business on the Effective Date shall be deemed to meet the appropriate standards of this Section 8. Upon Licensor’s reasonable request, to be exercised no more than once annually, except as necessary to cure a confirmed breach under Section 5.a.ii, Licensee or its Affiliates will submit samples of its Marketing Materials bearing the Licensed Marks and/or goods manufactured, sold or distributed under the Licensed Marks to Licensor, at Licensor’s expense.

e. Keyword Advertising. Licensee and its Affiliates shall not enter into any agreements relating to the placement of paid listings for “keyword” or similar website searches, or use metatags or similar methods to increase the rankings for its own websites by Internet search engines (or similar future devices and activities), in each case that consist of the Licensed Marks either alone or in combination with other words or phrases unless such agreements will terminate no later than six (6) months prior to the end of the Term.

f. Social Media. Except as used by the Flow Control Business in the six (6) months immediately before the Effective Date, and subject to Section 2.b. hereto, Licensee and its Affiliates shall not use the Licensed Marks in any social media channels, including Facebook, YouTube, and Twitter.

g. Generally. Licensee and its Affiliates shall, at all times, conduct their businesses and operations so as not to bring disrepute upon the Licensed Marks, Licensor and its Affiliates.

9. Confidentiality.

a. During the course of performance of this Agreement, a Party may disclose to the other Party certain Confidential Information. Each Party shall hold such Confidential Information in confidence and shall take reasonable measures to protect it from public disclosure, such measures in no event to be less than the highest degree of care taken by each Party to protect its own Confidential Information at a comparable level of protection for similar types of Confidential Information. Neither Party shall disclose the other Party’s Confidential Information in violation of this Agreement, and shall use it solely for the purpose of securing its rights and performing its obligations under this Agreement. At the conclusion of this Agreement, the receiving Party shall either return to the disclosing Party any Confidential Information of the other Party in its possession (including all copies thereof or materials based on or incorporating such Confidential Information) or shall, at the disclosing Party’s direction, destroy such Confidential Information and certify as to such destruction to the disclosing Party; provided, however, that the receiving Party shall be allowed to retain one copy of the Confidential Information for archival purposes only.

b. Notwithstanding anything set forth herein to the contrary, either Party may disclose the other Party’s Confidential Information upon the order of any competent court or government agency, or as required by applicable law or regulation or the rules and requirements of any exchange on which a Party has its securities listed; provided, however, that prior to any such disclosure, if permitted by law or otherwise reasonably practicable, the receiving Party shall provide the disclosing Party with reasonable notice of such order or requirement, and the opportunity to obtain protective relief. Licensor shall be permitted to disclose Licensee’s Confidential Information, as reasonably necessary and subject to a written confidentiality agreement with any such party, with protections equal to or greater than those in this Agreement, to its agents, legal representatives, and other third parties as required to prosecute or otherwise obtain, register, maintain and enforce the Licensed Marks.

10. Indemnification. Each party (the “Breaching Party”) agrees for itself and its Affiliates, sublicensees, employees, agents, customers, successors and assigns, to indemnify and hold harmless the other party, its Affiliates, successors, legal representatives, assigns and licensees, and their respective officers, agents and employees, from and against all claims, counterclaims, demands, liabilities, suits, actions, judgments, losses, costs and expenses (including all reasonable expenses and attorneys’ fees, in connection therewith) for any loss, damage, injury or other casualty of whatsoever kind, or by whomsoever caused (irrespective of negligence or fault, whether sole, concurrent, active, passive, comparative, strict, contractual or vicarious of Licensor) (collectively, “Damages”) arising from material breaches of this Agreement by the Breaching Party.

11. Insurance. As of the Effective Date of this Agreement, Licensee shall maintain, during the term of this Agreement, with insurance companies with a Best’s rating of A- or above commercial general liability insurance in the amount of at least $3,000,000 (combined single limit per occurrence) with a broad form property damage liability coverage. This insurance shall include broad form blanket contractual liability, personal injury liability, bodily injury liability, advertising liability, products and completed operations liability coverage. Each coverage shall be written on an “occurrence” form.

12. Miscellaneous.

a. No Relationship Created. Nothing contained in this Agreement shall be deemed or construed to create any partnership or joint venture between Licensor and Licensee, nor shall the execution, completion and implementation of this Agreement confer on either Party any power to bind or impose any obligations on the other Party or any third parties or to pledge the credit of the other Party.

b. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and each of their respective successors and permitted assigns.

c. Recordal of Licenses. Licensee shall be entitled to record (i) a “short form” of this Agreement or a form of this Agreement redacting Confidential Information (for clarity, all information listed on the Schedules hereto shall be considered Confidential Information and, unless otherwise agreed, shall not be filed in connection with such short form or redacted agreement, except as redacted to list only the relevant Licensed Marks listed on Schedule A as necessary for each recordal), but not this Agreement in its entirety, in those jurisdictions requiring such a recordal; and/or (ii) enter Licensee as a registered or authorized user of the Licensed Marks in those jurisdictions requiring such a recordal. Licensee shall bear all costs related to such a recordal, and Licensor shall promptly provide all commercially reasonable support necessary to effect such recordal of this Agreement.

d. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

e. Consent to Jurisdiction. Each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, or (b) the United States District Court for the Southern District of New York (the “New York Courts”), for the purposes of any suit, action or other proceeding arising out of or relating this Agreement and to the non-exclusive jurisdiction of the New York Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the New York Courts with respect to any matters to which it has submitted to jurisdiction in this Section 12(e). Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the New York Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

f. Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

g. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(g).

h. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

i. Force Majeure. Neither Party (nor any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other Party of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

j. Interpretation. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

k. Notices. All notices, requests or other communications required or given in connection with this Agreement shall be in writing and shall be deemed given or made on the date hand-delivered by one Party to the other or the date received by registered, certified or express mail by the Party giving the same to the other Party at the address set forth above, or such other addresses as shall have been given by written notice.

l. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

m. Title and Headings. Headings of the Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever.

n. Official Language. The official language of this Agreement shall be English. In the event of any differences between the English version of this Agreement and any translation, the provisions of the English version shall prevail.

o. Entire Agreement. This Agreement and the Schedule attached hereto and incorporated by reference and the Separation and Distribution Agreement, dated as of March 27, 2012, by and among Licensor, Licensee and The ADT Corporation constitute the entire agreement between the Parties related to its subject matter and supersede all prior agreements and understandings between the Parties related to its subject matter. No provision of this Agreement may be modified, amended or waived except by a written agreement between the Parties entered into after the date of this Agreement’s execution.

p. Licensor Parent Guaranty. Licensor Parent hereby unconditionally and irrevocably guarantees to Licensee and its Affiliates the performance in full by Licensor and its Affiliates of their obligations under this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

GRINNELL, LLC	TYCO FLOW CONTROL
INTERNATIONAL LTD.

Name:	Name:

Title:	Title:

Solely for purposes of Section 12(p) herein, TYCO INTERNATIONAL LTD.

Name:

Title: